Exhibit 99.2

Fairchild Semiconductor-Power Integrations Trial Canceled Because of Pending U.S. Supreme Court Case

    Trial Rescheduled for May 2007

South Portland, Maine --December 1, 2006--Fairchild Semiconductor (NYSE: FCS) announced today that its jury trial set to begin Monday against Power Integrations, Inc. has been canceled by order of the Delaware U.S. District Court. The court questioned whether the KSR v. Teleflex case, currently pending before the U.S. Supreme Court, and argued only days ago on November 28, 2006, might impact the dispute between Fairchild and Power Integrations. The court found that the same issue of obviousness, a defense to the validity of the Power Integrations patents, "permeates the validity contentions in this case." At issue in the KSR case is whether the defense of obviousness has been improperly restricted by lower court rulings. The court reset the Power Integrations v. Fairchild Semiconductor jury trial on validity issues to May 7, 2007.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high-performance power products critical to today's leading electronic applications in the computing, communications, consumer, industrial and automotive segments. As The Power Franchise®, Fairchild offers the industry's broadest portfolio of components that optimize system power. Fairchild's 9,000 employees design, manufacture and market power, analog and mixed signal, interface, logic, and optoelectronics products. Please contact us on the web at www.fairchildsemi.com.

Editorial Contacts:
Fairchild Semiconductor:	Agency Contact:
Patti Olson	Barb Ewen
Corporate Communications	CHEN PR
(207)775-8728 Fax: (207) 775-8161	(781) 672-3114 Fax: (781) 466-8989
Email: patti.olson@fairchildsemi.com	Email: bewen@chenpr.com